EXHIBIT 99.1

BancTrust Financial Group, Inc. Reports First Quarter Results

MOBILE, Ala.--(BUSINESS WIRE)--April 30, 2012--BancTrust Financial Group, Inc. (NASDAQ: BTFG) today reported its financial results for the first quarter ended March 31, 2012. The Company reported first quarter 2012 net income, before preferred dividends, of $636,000 compared with net income, before preferred dividends, of $1.0 million in the first quarter of 2011. Net loss to common shareholders was $142,000, or $0.01 per fully diluted share, for the first quarter of 2012, compared with net income available to common shareholders of $251,000, or $0.01 per fully diluted share, for the first quarter of 2011. The first quarter 2012 results included capital raise expenses of $2.0 million, or $0.11 per diluted share. There were no similar costs incurred in the first quarter of 2011.

“BancTrust’s first quarter results should be viewed in the context of some significant recent events,” stated W. Bibb Lamar, Jr., President and Chief Executive Officer of BancTrust Financial Group, Inc. “Over the last two months we announced several important developments. First, we abandoned our efforts to recapitalize the Company through an equity offering to private investors. We incurred a $50 million loss in the fourth quarter of 2011, largely as the result of write-downs in our loan portfolio and our other real estate owned caused primarily by eroding real estate values. We negotiated an extension of the $20 million debt obligation secured by the stock of our subsidiary bank. We also elected to defer interest payments on our trust preferred securities and to cease paying dividends on our preferred stock because of a lack of liquidity at the holding company. Most significantly, however, we engaged Keefe, Bruyette and Woods, Inc. to assist us in finding a strategic merger partner to enable us to further strengthen our capital base, deal with problem assets and expand our services and our customer base.”

With that background, our first quarter results showed continued improvement in our net interest margin and good expense controls. Our net interest margin rose to 3.30%, the highest percentage in seven quarters. Although our non-performing assets are down 17.3% since the first quarter of last year, largely because of our 2011 write-downs, they remain at unacceptably high levels, and further work is needed to reduce our level of non-performing assets. Our ability to sell foreclosed assets has been hampered by the soft real estate market, but we are beginning to see signs of recovery in some markets that should have a positive impact on real estate sales and improve loan demand.

“We are fortunate that BancTrust maintained its well-capitalized status through the recession,” continued Mr. Lamar. “We remain focused on asset quality, but our primary aim at this time is to identify a strong strategic merger partner. We view a business combination with a well-positioned financial institution as the best course of action for enhancement of our shareholder value.”

First Quarter Results

Net interest revenue was $15.1 million in the first quarter of 2012 compared with $15.2 million in the first quarter of 2011. The slight decrease in net interest revenue was due to a 6.0% decrease in average earning assets, primarily loans, offset by improvement in net interest margin to 3.30% in the first quarter of 2012 compared with 3.14% reported in the first quarter of 2011.

Total loans were $1.26 billion at March 31, 2012, compared with $1.36 billion at March 31, 2011. The decrease in loans was due to soft loan demand in certain markets, loan pay downs, the transfer of loans to other real estate and loan charge-offs.

We increased the provision for loan losses to $3.6 million in the first quarter of 2012, compared with $3.5 million in the first quarter of 2011; but, the provision this quarter was significantly lower than the $17.6 million provision in the fourth quarter of 2011. Net charge-offs declined 53% to $2.7 million in the first quarter of 2012, compared with $5.7 million in the first quarter of 2011, and they were down substantially from $18.6 million in net charge-offs reported in the fourth quarter of 2011. The allowance for loan losses was strengthened to 3.43% of total loans at March 31, 2012, compared with 3.37% at March 31, 2011, and 3.30% at December 31, 2011.

Deposits were $1.8 billion at March 31, 2012, compared with $1.9 billion at March 31, 2011. BancTrust’s liquidity at the bank level remains strong as evidenced by $75.2 million in average overnight funds. Deposits were lower in the most recent quarter compared with the prior year due to the bank’s drive to reduce its exposure to large certificates of deposit and to improve its net interest margin.

Non-performing loans increased 4.0% to $100.7 million at March 31, 2012, compared with $96.8 million at December 31, 2011; however, non-performing loans decreased 8.4% from $109.9 million at March 31, 2011. Total non-performing assets increased 4.7% to $161.4 million at March 31, 2012, compared with $154.2 million at December 31, 2011, but total non-performing assets decreased 17.3% from $195.2 million at March 31, 2011. The $7.2 million increase in non-performing assets from year-end resulted primarily from the move of two loans to non-accrual status and one loan to other real estate owned. The changes in non-performing loans and non-performing assets from a year ago resulted primarily from significant write-downs taken during 2011 as collateral values continued to decline.

Total non-interest revenue increased to $5.4 million in the first quarter of 2012, compared with $4.8 million in the first quarter of 2011, primarily as a result of an increase in securities gains from $484,000 in the first quarter of 2011 to $1.3 million in securities gains in 2012. The increase in securities gains was partially offset by lower service charges on deposit accounts and lower trust revenue compared with the first quarter of 2011.

Total non-interest expense rose 5.3% to $16.2 million in the first quarter of 2012 compared with $15.4 million in the prior year first quarter. The increase was due primarily to a $2.0 million expense for capital raise costs included in the first quarter of 2012.

“We continued to demonstrate good expense control as highlighted by decreases in all operating expense categories compared with last year,” stated Mr. Lamar. “Salary expense was down 4.3% and net occupancy expense declined 5.5% from the first quarter of last year. This was our first full quarter of operations in our new headquarters in Mobile, and we are pleased with the synergies we achieved with this move.”

BancTrust was classified as “well-capitalized” at the end of the first quarter 2012. Total risk-based capital was 11.94% for the holding company and 13.53% for the bank, compared with a regulatory requirement of 10.0% for a well-capitalized institution and a minimum regulatory requirement of 8.0%. Tier 1 risk-based capital was 10.67% for the holding company and 12.26% for the bank, both measures significantly above the requirement of 6.0% for a well-capitalized institution and minimum regulatory requirement of 4.0%.

BancTrust did not declare a dividend on its common stock for the first quarter of 2012. BancTrust has postponed scheduling its 2012 annual meeting of shareholders while it seeks a strategic merger partner. While no date has yet been set, we expect that the annual meeting will be more than 30 days after the date of our 2011 annual meeting of shareholders, which was held on May 26. Because of the postponement of the 2012 annual meeting, the previously published December 13, 2011 deadline for submitting shareholder proposals for inclusion in the Company’s proxy statement and form of proxy for the 2012 Annual Meeting of Shareholders, and the February 26, 2012 deadline for submitting written shareholder proposals, are no longer applicable. Once the Board of Directors sets the date of the 2012 annual meeting, the Company will notify shareholders of the new meeting date and the new deadlines for shareholder proposal submissions.

About BancTrust Financial Group, Inc.

BancTrust Financial Group, Inc. is a registered bank holding company headquartered in Mobile, Alabama. The Company provides an array of traditional financial services through 40 bank offices in the southern two thirds of Alabama and nine bank offices in northwest Florida. BancTrust’s common stock is listed on the NASDAQ Global Select Market under the symbol BTFG.

Additional information concerning BancTrust Financial Group can be accessed at www.banktrustonline.com by following the link to investor relations.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the use of words such as “expect,” “may,” “could,” “intend,” “project,” “hope,” “schedule,” “outlook,” “estimate,” “anticipate,” “should,” “will,” “plan,” “believe,” “continue,” “predict,” “contemplate” and similar expressions. Our ability to accurately project results or predict the future effects of our plans and strategies is inherently limited. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward looking statements. Our forward-looking statements are based on information presently available to management and are subject to various risks and uncertainties, in addition to the inherent uncertainty of predictions, including, without limitation, risks that competitive pressures among depository and other financial institutions may increase significantly; changes in the interest rate environment may reduce margins; general economic conditions may be less favorable than expected, resulting in, among other things, a further deterioration in credit quality and/or a reduction in demand for credit; legislative or regulatory changes, including changes in accounting standards and changes resulting from the Emergency Economic Stabilization Act of 2008, American Recovery and Reinvestment Act of 2009, Dodd-Frank Wall Street Reform and Consumer Protection Act and programs enacted by the U. S. Treasury and BancTrust’s regulators to address capital and liquidity concerns in the financial system, may adversely affect the business in which BancTrust is engaged; BancTrust may be unable to obtain required shareholder or regulatory approval or financing for any proposed acquisition or other strategic or capital raising transactions; costs or difficulties related to the integration of BancTrust’s businesses may be greater than expected; deposit attrition, customer loss or revenue loss following acquisitions may be greater than expected; competitors may have greater financial resources and develop products that enable these competitors to compete more successfully than BancTrust can compete; and the other risks described in BancTrust’s SEC reports and filings under “Cautionary Note Concerning Forward-Looking Statements” and “Risk Factors.” You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. BancTrust has no obligation and does not undertake to publicly update, revise or correct any of its forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise.

BANCTRUST FINANCIAL GROUP, INC.
(BTFG)
Financial Highlights (Unaudited)
(In thousands, except per share amounts)

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011

EARNINGS:
Interest revenue	$18,461	$19,305	$20,213	$20,640	$20,362
Interest expense	3,388	3,835	4,406	4,874	5,196

Net interest revenue	15,073	15,470	15,807	15,766	15,166

Provision for loan losses	3,600	17,600	6,000	5,000	3,500

Trust revenue	924	522	945	1,045	1,045
Service charges on deposit accounts	1,494	1,620	1,581	1,486	1,539
Securities gains	1,302	1,433	1,086	879	484
Other than temporary impairment loss	0	(150)	(50)	0	0
Other income, charges and fees	1,720	1,800	1,711	1,679	1,769
Total non-interest revenue	5,440	5,225	5,273	5,089	4,837

Salaries, pensions and other employee benefits	6,884	7,035	6,806	6,905	7,197
Net occupancy, furniture and equipment expense	2,266	2,553	2,429	2,288	2,398
Intangible amortization	226	237	292	292	292
Loss on other real estate, net	0	30,211	1,461	553	173
Loss (gain) on repossessed and other assets	21	(89)	(1)	(154)	(3)
Capital raise costs	1,965	1,219
FDIC insurance assessment	683	678	356	1,029	1,143
Other real estate carrying cost	658	457	438	407	554
Other non-interest expense	3,546	3,394	3,385	3,402	3,676
Total non-interest expense	16,249	45,695	15,166	14,722	15,430
Income (loss) before income taxes	664	(42,600)	(86)	1,133	1,073
Income tax expense (benefit)	28	7,103	(117)	327	53
Net income (loss)	636	(49,703)	31	806	1,020

Effective preferred stock dividend	778	776	774	771	769

Net (loss) income to common shareholders	($142)	($50,479)	($743)	$35	$251

(Loss) earnings per common share:

Basic	($0.01)	($2.81)	($0.04)	$0.00	$0.01
Diluted	(0.01)	(2.81)	(0.04)	0.00	0.01

Cash dividends declared per common share	$0.00	$0.00	$0.00	$0.00	$0.00

Book value per common share	$3.55	$3.65	$6.76	$6.71	$6.49

Common shares outstanding	17,954	17,954	17,954	17,953	17,936
Basic average common shares outstanding	17,954	17,954	17,953	17,949	17,754
Diluted average common shares outstanding	17,954	17,954	17,953	18,005	17,831

STATEMENT OF CONDITION:	03/31/12	12/31/11	09/30/11	06/30/11	03/31/11
Cash and cash equivalents	$135,472	$99,853	$126,761	$101,676	$127,610
Securities available for sale	479,497	517,213	508,160	553,391	523,475
Loans and loans held for sale	1,256,490	1,277,049	1,307,376	1,323,149	1,356,284
Allowance for loan losses	(43,085)	(42,156)	(43,117)	(40,279)	(45,711)
Other intangible assets	3,293	3,519	3,755	4,048	4,340
Other real estate owned	60,765	57,387	89,883	87,539	85,293
Other assets	116,335	119,012	126,195	128,295	133,469
Total assets	$2,008,767	$2,031,877	$2,119,013	$2,157,819	$2,184,760

Deposits	$1,791,456	$1,811,673	$1,842,843	$1,882,132	$1,891,068
Short-term borrowings	20,000	20,000	20,000	20,000	20,000
FHLB borrowings and long-term debt	70,476	70,539	70,597	70,686	92,742
Other liabilities	14,202	15,383	15,702	16,115	16,301
Preferred stock	48,884	48,730	48,579	48,430	48,284
Common shareholders' equity	63,749	65,552	121,292	120,456	116,365
Total liabilities and shareholders' equity	$2,008,767	$2,031,877	$2,119,013	$2,157,819	$2,184,760

	Quarter Ended
	03/31/12	12/31/11	09/30/11	06/30/11	03/31/11
AVERAGE BALANCES:
Total assets	$2,010,407	$2,096,048	$2,123,774	$2,170,993	$2,168,945
Earning assets	1,840,200	1,891,021	1,912,651	1,962,263	1,958,215
Loans	1,272,431	1,299,330	1,318,652	1,346,735	1,368,498
Deposits	1,790,017	1,822,445	1,848,136	1,876,819	1,875,862
Common shareholders' equity	66,215	119,811	120,934	118,592	115,586

PERFORMANCE RATIOS:

Return on average assets	0.13%	-9.41%	0.01%	0.15%	0.19%
Return on average common shareholders' equity	-0.86%	-167.15%	-2.44%	0.12%	0.88%
Net interest margin (tax equivalent)	3.30%	3.25%	3.28%	3.23%	3.14%

ASSET QUALITY:

Ratio of non-performing assets to total assets	8.04%	7.59%	9.28%	9.04%	8.93%
Ratio of allowance for loan losses to total loans, net of unearned income	3.43%	3.30%	3.30%	3.04%	3.37%
Net loans charged-off to average loans (annualized)	0.84%	5.67%	0.95%	3.11%	1.70%
Ratio of ending allowance to total non-performing loans	42.80%	43.53%	40.42%	37.46%	41.59%

CAPITAL RATIOS:

Average common shareholders' equity to average total assets	3.29%	5.72%	5.69%	5.46%	5.33%
Dividend payout ratio	N/A	N/A	N/A	N/A	N/A

CONTACT:
BancTrust Financial Group, Inc.
F. Michael Johnson, 251-431-7813
Chief Financial Officer